    As filed with the Securities and Exchange Commission on October 18, 2002



                                                     Registration No. 333- 99205
================================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 AMENDMENT No. 1
                                       to
                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                                  BIOTIME, INC.
               (Exact name of Registrant as specified in charter)
                ------------------------------------------------



             California                                 94-3127919
   (State or other jurisdiction of                   (I.R.S. Employer
    incorporation or organization)                 Identification Number)



                                         Paul E. Segall, Chief Executive Officer
         935 Pardee Street                           BioTime, Inc.
      Berkeley, California 94710                  935 Pardee Street
           (510) 845-9535                     Berkeley, California 94710
    (Address, including zip code,                  (510) 845-9535
   and telephone number, including         (Name, address, including zip code,
area code, of Registrant's principal         and telephone number, including
        executive offices)                   area code, of agent for service)


                            -------------------------
  Copies of all communications, including all communications sent to the agent for service, should be sent to:
                             RICHARD S. SOROKO, ESQ.
               Lippenberger, Thompson, Welch, Soroko & Gilbert LLP
                              201 Tamal Vista Blvd.
                         Corte Madera, California 94925
                               Tel. (415) 927-5200
                            -------------------------


Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]


If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]


If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] This Registration Statement relates to the registration statements under Commission file numbers 333-44092 and 333-75300.


If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its Effective Date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.




================================================================================

                 SUBJECT TO COMPLETION -- DATED OCTOBER 18, 2002



PROSPECTUS


                                  BIOTIME, INC.

                             4,152,323 COMMON SHARES
                   725,078 WARRANTS TO PURCHASE COMMON SHARES



        All of the shares and warrants offered by this prospectus are being offered for sale by shareholders or warrant holders of BioTime, Inc.


        ALL OF THE NET PROCEEDS FROM THE SALE OF SHARES AND WARRANTS WILL BE RECEIVED BY THE SELLING SHAREHOLDERS AND WARRANT HOLDERS, AND NONE OF THE NET PROCEEDS WILL BE PAID TO BIOTIME, INC. ("BIOTIME"). HOWEVER, BIOTIME WILL RECEIVE THE EXERCISE PRICE OF THE WARRANTS WHEN THE WARRANTS ARE EXERCISED.


        THE COMMON SHARES ARE LISTED FOR TRADING ON THE AMERICAN STOCK EXCHANGE (THE "AMEX") UNDER THE SYMBOL BTX. THE CLOSING PRICE OF THE COMMON SHARES ON THE AMEX ON OCTOBER 17, 2002 WAS $0.95. THERE IS PRESENTLY NO PUBLIC MARKET FOR THE WARRANTS, AND THERE IS NO EXPECTATION THAT A MARKET WILL DEVELOP.



                              --------------------



 THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE PURCHASED ONLY BY
      PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK
                               FACTORS" ON PAGE 6.



                              --------------------



     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
   ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.




                 THE DATE OF THIS PROSPECTUS IS OCTOBER 18, 2002

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

        Statements contained in this prospectus that are not historical facts may constitute forward- looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those discussed. Words such as "expects," "may," "will," "anticipates,""intends," "plans," "believes," "seeks," "estimates," and similar expressions identify forward-looking statements. See "Risk Factors."


                                   THE COMPANY

        BioTime, Inc. is a development stage company engaged in the research and development of synthetic solutions that can be used as blood plasma volume expanders, blood replacement solutions during hypothermic (low temperature) surgery, and organ preservation solutions. Plasma volume expanders are used to treat blood loss in surgical or trauma patients until blood loss becomes so severe that a transfusion of packed red blood cells or other blood products is required. We are also developing a specially formulated hypothermic blood substitute solution that would have a similar function and would be used for the replacement of very large volumes of a patient's blood during cardiac surgery, neurosurgery and other surgeries that involve lowering the patient's body temperature to hypothermic levels.


        Our first product, Hextend(R), is a physiologically balanced blood plasma volume expander, for the treatment of hypovolemia. Hypovolemia is a condition caused by low blood volume, often from blood loss during surgery or from injury. Hextend maintains circulatory system fluid volume and blood pressure and keeps vital organs perfused during surgery. Hextend, approved for use in major surgery, is the only blood plasma volume expander that contains a medically approved form of starch called hetastarch, buffer, multiple electrolytes and glucose. Hextend is designed to compete with and to replace products that have been used to maintain fluid volume and blood pressure during surgery. These competing products include albumin and other colloid solutions, and crystalloid solutions. Albumin is a solution that contains a protein processed from human blood. Other colloid solutions contain proteins or a starch that keep the fluid in the patient's circulatory system in order to maintain blood pressure. Crystalloid solutions generally contain salts and may also contain other electrolytes, and are not as effective as Hextend, albumin and other colloids on a per unit basis in maintaining a patient's circulatory system fluid volume and pressure.


        Hextend is being sold in the United States by Abbott Laboratories under an exclusive license from us. Abbott also has the right to sell Hextend in Canada, where marketing approval has recently been received. Abbott also has a right to obtain licenses to manufacture and sell other BioTime products in the United States and Canada. We have retained all rights to manufacture, sell or license Hextend and other products in all other countries.


        Because Hextend is a surgical product, sales will be determined by anesthesiologists, surgeons practicing a variety of specialties, and hospital pharmacists. Abbott's marketing strategy is designed to reach this target customer base through sales calls and an advertising campaign focused on the physiological basis of using a plasma-like substance to replace lost blood volume and the ability of Hextend while maintaining normal body functions.



        As part of the marketing program, Abbott and BioTime have financed a number of studies showing the advantages of receiving Hextend and other BioTime products during surgery. The results of these studies will be presented at medical conferences and articles will be written for publication in medical journals. BioTime is also aware of independent studies using Hextend that are being conducted by physicians and hospitals, who may publish their findings in medical journals. The outcome of medical studies and timing of the publication of the results could have an effect on Hextend sales.



        We are also developing two other blood volume replacement products, PentaLyte,(R) and HetaCool(TM), that, like Hextend,(R) have been formulated to maintain the patient's tissue and organ function by sustaining the patient's fluid volume and physiological balance. Various colloid and crystalloid products are being marketed by other companies for use in maintaining patient fluid volume in surgery and trauma care, but the use of those solutions can contribute to patient morbidity, including conditions such as hypovolemia, fluid accumulation in body tissues, impaired blood clotting, and a disturbance of the delicate chemical balances on which most of the body's chemical reactions depend. Hextend, PentaLyte, and HetaCool contain constituents that may prevent or reduce the chemical imbalances that can cause those problems. Our products do not contain albumin. Albumin produced from human plasma is also currently used as a plasma expander, but it is expensive and subject to supply shortages, and an FDA warning has cautioned physicians about the risk of administering albumin to seriously ill patients.



        Based upon the results of our clinical studies and laboratory research, we have determined that in many emergency care and surgical applications it is not necessary for a plasma volume expander to include special oxygen carrying molecules to replace red blood cells. Therefore, we are developing formulations that do not use costly and potentially toxic oxygen carrying molecules such as synthetic hemoglobin and perfluorocarbons.



        We have completed a Phase I clinical trial of PentaLyte and are planning the next phase of our clinical trials in which PentaLyte will be used to treat hypovolemia in surgery. PentaLyte contains a lower molecular weight hydroxyethyl starch than Hextend, and is more quickly metabolized. PentaLyte is designed for use when short lasting volume expansion is desirable. Our ability to commence and complete our clinical studies of PentaLyte depends on our cash resources and the costs involved, which are not presently determinable.



        We are also continuing to develop solutions for low temperature surgery and trauma care. A number of physicians have reported using Hextend to treat hypovolemia under mild hypothermic conditions during cardiac surgery. Additional cardiac surgeries have been performed at deeper hypothermic temperatures. Once a sufficient amount of data from successful low temperature surgery has been compiled, we plan to seek permission to conduct trials using Hextend as a complete replacement for blood under near-freezing conditions. We currently plan to market Hextend for complete blood volume replacement at very low temperatures under the trade mark "HetaCool"(TM) after FDA approval is obtained.



        In order to commence clinical trials for regulatory approval of new products, such as PentaLyte and HetaCool, or new therapeutic uses of Hextend, it will be necessary for us to prepare and file with the FDA an Investigational New Drug Application ("IND") or an amendment to expand the present IND for additional Hextend studies. Filings with foreign regulatory agencies will be required to commence clinical trials overseas.



        We intend to enter global markets through licensing agreements with overseas pharmaceutical companies. By licensing our products abroad, we will avoid the capital costs and delays inherent in acquiring or establishing our own pharmaceutical manufacturing facilities and establishing an international marketing organization. A number of pharmaceutical companies around the world have expressed their interest in obtaining licenses to manufacture and market our products. Our management is continuing to meet with representatives of interested companies.



        We are also pursuing a global clinical trial strategy, the goal of which is to permit us to obtain regulatory approval for our products as quickly and economically as practicable. For example, the United States Phase III clinical trials of Hextend involved 120 patients and were completed in less than 12 months. Although regulatory requirements vary from country to country, we may be able to file applications for foreign regulatory approval of its products based upon the results of the United States clinical trials.



        The cost of preparing regulatory filings and conducting clinical trials is not presently determinable, but could be substantial. It may be necessary for us to obtain additional funds in order to complete any clinical trials that we may conduct for our new products or for new uses of Hextend.



        In addition to developing clinical trial programs, we plan to continue to provide funding for our laboratory testing programs at selected universities, medical schools and hospitals for the purpose of developing additional uses of Hextend, PentaLyte, HetaCool, and other new products, but the amount of research that will be conducted at those institutions will depend upon our financial status. Because our research and development expenses, clinical trial expenses, and production and marketing expenses will be charged against earnings for financial reporting purposes, management expects that losses from operations will continue to be incurred for the foreseeable future.


        BioTime was incorporated under the laws of the State of California on November 30, 1990. BioTime's principal office is located at 935 Pardee Street, Berkeley, California 94710. Its telephone number is (510) 845-9535.

        Hextend(R) and PentaLyte(R) are registered trademarks, and HetaCool(TM) is a trademark, of BioTime, Inc.

                                  RISK FACTORS

        AN INVESTMENT IN THE SHARES AND WARRANTS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE THE SHARES AND WARRANTS ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. BEFORE DECIDING TO PURCHASE ANY OF THE SHARES OR WARRANTS OFFERED BY THIS PROSPECTUS, YOU SHOULD CONSIDER THE FOLLOWING FACTORS WHICH COULD MATERIALLY ADVERSELY AFFECT THE PROPOSED OPERATIONS AND PROSPECTS OF BIOTIME AND THE VALUE OF AN INVESTMENT IN BIOTIME.



                         RISKS RELATED TO OUR OPERATIONS



        We face some significant business risks relating to the market for our products, our efforts to develop and market new medical products, and our limited financial resources.


WE MAY NOT SUCCEED IN MARKETING OUR PRODUCTS DUE TO THE AVAILABILITY OF COMPETING PRODUCTS


        Our ability to generate operating revenue depends upon our success in developing and marketing our products. We may not succeed in marketing our products and we may not receive sufficient revenues from product sales to meet our operating expenses or to earn a profit. In this regard, sales of Hextend to date have not been sufficient to generate an amount of royalties or licensing fees sufficient to cover our operating expenses. Factors that affect the marketing of our products include the following:



        - Hextend and our other plasma expander products will compete with other products that are commonly used in surgery and trauma care and sell at low prices.


        - In order to compete with other products, particularly those that sell at lower prices, BioTime products will have to provide medically significant advantages.

        - Physicians and hospitals may be reluctant to try a new product due to the high degree of risk associated with the application of new technologies and products in the field of human medicine.

        - Competing products are being manufactured and marketed by established pharmaceutical companies. For example, B. Braun/McGaw presently markets Hespan, an artificial plasma volume expander, and Abbott and Baxter International, Inc. manufacture and sell a generic equivalent of Hespan.

        - There also is a risk that our competitors may succeed in developing safer or more effective products that could render our products and technologies obsolete or noncompetitive.

WE WILL SPEND A SUBSTANTIAL AMOUNT OF OUR CAPITAL ON RESEARCH AND DEVELOPMENT BUT WE MIGHT NOT SUCCEED IN DEVELOPING PRODUCTS AND TECHNOLOGIES THAT ARE USEFUL IN MEDICINE.

        - We are attempting to develop new medical products and technologies.


        - Many of our experimental products and technologies have not been applied in human medicine and have only been used in laboratory studies on animals. These new products and technologies might not prove to be safe and efficacious in the human medical applications for which they were developed.



        - The experimentation we are doing is costly, time consuming and uncertain as to its results. We spent $1,685,168 on research and development during 2001, $604,044 during the first six months of 2002, and $22,234,562 in total from BioTime's inception on November 30, 1990 through June 30, 2002.



        - If we are successful in developing a new technology or product, refinement of the new technology or product and definition of the practical applications and limitations of the technology or product may take years and require the expenditure of large sums of money. For example, we spent approximately $5,000,000 on research and development of Hextend before commencing clinical trials on humans during October 1996. The cost of completing the Hextend clinical trials and preparing our FDA application was approximately $3,000,000. These costs exclude corporate overhead included in general and administrative costs in our financial statements.



        - Future clinical trials of new products such as PentaLyte may take longer and may be more costly than our Hextend clinical trials. The FDA permitted us to proceed directly into a Phase III clinical trial of Hextend involving only 120 patients because the active ingredients in Hextend had already been approved for use by the FDA in other products. Because PentaLyte contains a starch that has not been approved by the FDA for use in a plasma volume expander, we have had to complete a Phase I clinical trial of PentaLyte, and we may have to complete a Phase II clinical trial in addition to a Phase III trial, or a combined Phase II/Phase III trial, that will involve more patients than our Hextend trials. We do not yet know the scope or cost of the clinical trials that the FDA will require for PentaLyte or the other products we are developing.



WE HAVE INCURRED OPERATING LOSSES SINCE INCEPTION AND WE DO NOT KNOWN IF WE WILL ATTAIN PROFITABILITY



        From November 1990, the date BioTime was incorporated, through June 30, 2002 we incurred $32,259,827 of cumulative losses. Our net losses for the fiscal years ended December 31, 1999, 2000, and 2001 were $5,479,884, $4,925,024, and
$3,658,825, respectively. During the first six months of 2002 we had an operating loss of $1,489,589. Our ability to generate sufficient operating revenue to earn a profit depends upon our success in developing and marketing or licensing our products and technology for medical use.


WE MIGHT NOT BE ABLE TO RAISE ADDITIONAL CAPITAL NEEDED TO PAY OUR OPERATING EXPENSES

        We plan to continue to incur substantial research, product development, and regulatory expenses, and we will need to raise additional capital to pay operating expenses until we are able to generate sufficient revenues from product sales, royalties, and license fees. We have not received an amount of royalties and licensing fees from the sale of Hextend sufficient to cover our operating expenses. As of September 30, 2002, we had $1,841,104 of cash and cash equivalents on hand. At our current rate of spending, those funds will last approximately 11 months. The amount and pace of research and development work that we can do or sponsor, and our ability to commence and complete clinical trials required to obtain FDA and foreign regulatory approval of our products, depends upon the amount of money we have. Future research costs are not presently determinable due to many factors, including the inherent uncertainty of those costs and the uncertainty as to the timing, source, and amount of capital that will become available for those projects. We have already curtailed the pace of our product development efforts due to the limited amount of funds available, and we may have to postpone further laboratory and clinical studies, unless our cash resources increase through a growth in revenues or additional equity investment or borrowing. In addition, we must repay $3,350,000 of debenture indebtedness by August 2004. Although we will continue to seek licensing fees from pharmaceutical companies for licenses to manufacture and market our products abroad, it is likely that additional sales of equity or debt securities will be required to meet our short-term capital needs and to pay our debenture indebtedness. Sales of additional equity securities could result in the dilution of the interests of present shareholders. We may not be able to raise a sufficient amount of additional funds to permit us to develop and market our products. Unless we are able to generate sufficient revenue or raise additional funds when needed, it is likely that we will be unable to continue our planned activities, even if we are making progress with our research and development projects.


IF WE ARE UNABLE TO ENTER INTO ADDITIONAL LICENSING OR MANUFACTURING ARRANGEMENTS, WE MAY HAVE TO INCUR SIGNIFICANT EXPENSE TO ACQUIRE MANUFACTURING FACILITIES AND A MARKETING ORGANIZATION


        We presently do not have adequate facilities or resources to manufacture our products and the ingredients used in our products. We plan to enter into arrangements with pharmaceutical companies for the production and marketing of our products. We have granted Abbott an exclusive license to manufacture and market Hextend in the United States and Canada. Abbott's obligation to pay royalties on sales of Hextend will expire in the United States or Canada when all patents protecting Hextend in the applicable country expire and any third party obtains certain regulatory approvals to market a generic equivalent product in that country. Although a number of pharmaceutical companies have expressed their interest in obtaining licenses to manufacture and market our products in other countries, we might not be successful in negotiating other licensing arrangements. If licensing or manufacturing arrangements cannot be made on acceptable terms, we will have to construct or acquire our own manufacturing facilities and establish our own marketing organization, which would entail significant expenditures of time and money.


OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE LOSE THE SERVICES OF THE KEY PERSONNEL UPON WHOM WE DEPEND


        We depend to a considerable degree on the continued services of executive officers, especially Paul E. Segall, our Chief Executive Officer. We have $1,000,000 of key man insurance on Dr. Segall but not on any other executive officer. The loss of the services of any of the executive officers could have a material adverse effect on us. We do not presently have long term employment agreements with any of our executive officers because our present financial situation precludes us from making long term compensation commitments in amounts commensurate with prevailing salaries of executive officers of similar companies in the San Francisco Bay Area. In addition, our success will depend, among other factors, upon successful recruitment and retention of additional highly skilled and experienced management and technical personnel.




                          RISKS RELATED TO OUR INDUSTRY



        We will face certain risks arising from regulatory, legal, and economic factors that affect our business and the business of other pharmaceutical development companies. Because we are a small company with limited revenues and limited capital resources, we may be less able to bear the financial impact of these risks than larger companies that have substantial income and available capital.



IF WE DO NOT RECEIVE FDA AND OTHER REGULATORY APPROVALS WE WILL NOT BE PERMITTED TO SELL OUR PRODUCTS



        The products that we develop cannot be sold until the FDA and corresponding foreign regulatory authorities approve the products for medical use. We have received FDA and Canadian approvals to market Hextend in the United States and Canada only. We have completed a Phase I clinical trial of PentaLyte that provided us with data concerning the safety of PentaLyte, but we do not presently have sufficient funds for the Phase II or later stage clinical trials that will be necessary to demonstrate that PentaLyte can be used safely and effectively as a plasma volume expander in surgery.



        The need to obtain regulatory approval to market a new product means that:



        - We will have to conduct expensive and time consuming clinical trials of new products.



        - We will incur the expense and delay inherent in seeking FDA and foreign regulatory approval of new products. For example, 12 months elapsed between the date we filed our application to market Hextend and the date on which our application was approved. Approximately 36 months elapsed between the date we filed our application for approval to market Hextend in Canada, and the date on which our application was approved, even though we did not have to conduct any additional clinical trials. We also have an application pending in Sweden to market Hextend there. We filed that application during August 2000 and we responded to the latest request for information by the Swedish authorities in August 2002.



        - A product that is approved may be subject to restrictions on use.



        - The FDA can recall or withdraw approval of a product if problems arise.



        -       We will face similar regulatory issues in foreign countries.

OUR PATENTS MAY NOT PROTECT OUR PRODUCTS FROM COMPETITION



        We have patents in the United States, Canada, 16 European Union countries, Australia, Israel, Russia, South Africa, South Korea, Hong Kong, and Singapore, and have filed patent applications in other foreign countries, for certain products, including Hextend, HetaCool, and PentaLyte. We might not be able to obtain any additional patents, and any patents that we do obtain might not be comprehensive enough to provide us with meaningful patent protection. Also, there will always be a risk that our competitors might be able to successfully challenge the validity or enforceability of any patent issued to us. The costs required to uphold the validity and prevent infringement of any patent issued to us could be substantial, and we might not have the resources available to defend our patent rights.



THE PRICE AND SALE OF OUR PRODUCTS MAY BE LIMITED BY HEALTH INSURANCE COVERAGE AND GOVERNMENT REGULATION



        Success in selling our products may depend in part on the extent to which health insurance companies, HMOs, and government health administration authorities such as Medicare and Medicaid will pay for the cost of the products and related treatment. Presently, most health insurance plans and HMOs will pay for Hextend when it is used in a surgical procedure that is covered by the plan. However, until we actually introduce a new product into the medical market place we will not know with certainty whether adequate health insurance, HMO, and government coverage will be available to permit the product to be sold at a price high enough for us to generate a profit. In some foreign countries, pricing or profitability of health care products is subject to government control which may result in low prices for our products. In the United States, there have been a number of federal and state proposals to implement similar government controls, and new proposals are likely to be made in the future.




                      RISKS PERTAINING TO OUR COMMON SHARES



        Before purchasing BioTime Common Shares, investors should consider the price volatility of our shares and the fact that we do not pay dividends.



BECAUSE WE ARE A DRUG DEVELOPMENT COMPANY, THE PRICE OF OUR STOCK MAY RISE AND FALL RAPIDLY



        The market price of BioTime shares, like that of the common stock of many biotechnology companies, has been highly volatile. The following table illustrates the range of closing price of BioTime Common Shares on the AMEX for the fiscal years ended December 31, 2000 and 2001, and the first two quarters of 2002, based on transaction data as reported by the AMEX.



Quarter Ended                       High                Low
                                    -----               ----
March 31, 2000                      17.13               8.63
June 30, 2000                       12.25               5.50
September 30, 2000                   9.13               6.38
December 31, 2000                    8.31               3.81

March 31, 2001                      11.10               6.23
June 30, 2001                        8.50               6.40
September 30, 2001                   7.95               4.50
December 31, 2001                    6.15               4.22
March 31, 2002                       4.70               3.00
June 30, 2002                        3.05               2.15



        The price of BioTime shares may rise rapidly in response to certain events, such as the commencement of clinical trials of an experimental new drug, even though the outcome of those trials and the likelihood of ultimate FDA approval remains uncertain. Similarly, prices of BioTime shares may fall rapidly in response to certain events such as unfavorable results of clinical trials or a delay or failure to obtain FDA approval. The failure of our earnings to meet analysts' expectations could result in a significant rapid decline in the market price of our common shares. In addition, the stock market has experienced and continues to experience extreme price and volume fluctuations which have affected the market price of the equity securities of many biotechnology companies and which have often been unrelated to the operating performance of these companies. Broad market fluctuations, as well as general economic and political conditions, may adversely affect the market price of the common shares.



BECAUSE WE DO NOT PAY DIVIDENDS, OUR STOCK MAY NOT BE A SUITABLE INVESTMENT FOR ANYONE WHO NEEDS TO EARN DIVIDEND INCOME



        We do not pay cash dividends on our common shares. For the foreseeable future we anticipate that any earnings generated in our business will be used to finance the growth of BioTime and will not be paid out as dividends to our shareholders. We have also agreed not to declare or pay any cash dividends on our capital stock or to redeem or repurchase any shares of our capital stock, until we have paid off our $3,350,000 of debenture indebtedness in full with interest. This means that our stock may not be a suitable investment for anyone who needs to earn income from their investments.

                                 USE OF PROCEEDS

        The shares are being offered for sale by the selling shareholders. BioTime will not receive any of the net proceeds from the sale of the shares or the warrants. We will receive the exercise price of the warrants when they are exercised. If all of the warrants are exercised in full, we would receive $4,059,281. However, there is no assurance that the warrants will be exercised. We will use the proceeds we receive from the exercise of the warrants for general working capital purposes, including research and development expenses and general and administrative expenses.


                    SELLING SHAREHOLDERS AND WARRANT HOLDERS


        The shares offered by this prospectus include both shares presently owned by certain selling shareholders and shares that may be issued to the holders of certain warrants upon the exercise of their warrants. The registration of the shares will permit the selling shareholders and warrant holders to sell shares (including shares they may acquire upon the exercise of their warrants) and the warrants from time to time.



        The following table shows the number of shares and warrants owned by the selling shareholders and warrant holders prior to this offering, the maximum number of shares and warrants that may be sold by them through this prospectus, and the amount and percentage of the outstanding shares that will be owned by them after the completion of this offering assuming all of the shares covered by this prospectus are sold. Unless otherwise noted, the shares shown in the table are shares purchased by the selling shareholders from BioTime during August 2002 in a private placement of 1,852,785 Common Shares.




                                                                                        Shares and
                                              Shares and            Shares and            Warrants          Percent of Shares
                                               Warrants               Warrants           Owned After           Owned After
            Name                               Owned                 Offered              Offering               Offering
            ----                              ----------            ----------          ------------        -----------------
Isaac Abishour                                    1,750                 1,750                     0                     0%
Art Agajanian                                    60,000                60,000                     0                     0%
Joseph Berland                                   99,729                99,729                     0                     0%
Michael T. Berns                                  3,000                 3,000                     0                     0%
Harold S. Berzow                                  4,000                 4,000                     0                     0%
Dorothy Breslin                                  13,500                13,500                     0                     0%
Camco Tactical Return Partners, L.P.            615,688(1)            346,923(1)            268,765                   2.0%
Donald E. Cohen                                   9,000                 9,000                     0                     0%
Thomas A. and Elizabeth Colacino                  2,200                 2,200                     0                     0%
Cyndel & Co., Inc.                               65,200(2)             50,000                15,200(2)            less than 1%
Milton Dresner                                   86,873(3)             15,384(3)             71,489               less than 1%
Field and Field                                  17,500                17,500                     0                     0%
Richard and Linda Gearns                         10,000                10,000                     0                     0%
Goren Brothers, L.P.                             38,461(4)             38,461(4)                  0                     0%
Grand Slam Capital Partners, L.P.(5)            650,000               650,000                     0                     0%
Paul Graf                                        72,004                50,000                22,004               less than 1%
Peter Graf                                       58,108                50,000                 8,108               less than 1%
Terence Hall                                     75,000                75,000                     0                     0%
Ingersoll Family Trust                           11,000                11,000                     0                     0%
David Jacobson                                   35,000                35,000                     0                     0%
Erika Jorgenson                                  15,000                15,000                     0                     0%
George Karfunkel                                 76,923(4)             76,923(4)                  0                     0%

Alfred D. Kinglsey                            2,975,583(6)           1,974,514(7)         1,001,069                   7.3%
Gary K. Duberstein
Greenbelt Corp.
Greenway Partners, L.P.
Greenhouse Partners, L.P.
     909 Third Avenue, 30th Floor
James Kousouros                                  30,000                30,000                     0                     0%
Edward F. Koziol                                 22,321                22,321                     0                     0%
Ladenburg Thalmann & Co. Inc.                   129,695(4)            129,695(4)                  0                     0%
C. J. Mahoney and Carol Celeste                   7,000                 7,000                     0                     0%
George L. Malin                                  25,000                25,000                     0                     0%
Richard Mayeri                                   18,500                18,000                   500               less than 1%
Jeffrey B. Nickel                                56,666(8)             10,000                     0                     0%
John S. and Stella C. Patterson                  20,000                20,000                     0                     0%
Steven Richman                                  457,000               100,000               357,000                   2.6%
Martin Schackner                                 10,000                10,000                     0                     0%
Daniel R. Schmidt                                12,000                12,000                     0                     0%
Michael P. Silva                                    800                   800                     0                     0%
Kenneth Sperber                                  40,000                40,000                     0                     0%
Dennis Spina                                     30,000                30,000                     0                     0%
Howard Stein                                     76,923(4)             76,923(4)                  0                     0%
Harold V. Sullivan, Jr.                           1,700                 1,700                     0                     0%
Amy Taus                                          5,000                 5,000                     0                     0%
Ray Y. Yamada                                     5,000                 5,000                     0                     0%



(1) Includes 76,923 common shares that may be acquired upon the exercise of certain warrants. Voting and investment decisions regarding investment securities held by Camco Tactical Return Partners, L.P. are made by Neal Bradsher on behalf of its general partner.


(2) Includes 15,200 shares held in Cyndel & Co. Inc. Pension and Profit Sharing Trust. Excludes 27,700 shares beneficially owned by family members of a shareholder of Cyndel & Co., Inc. and 15,200 shares held by a corporation controlled by the shareholders of Cyndel & Co., Inc.

(3) Includes 46,666 common shares issuable upon the exercise of stock options that are currently exercisable or become exercisable within 60 days, and 15,384 common shares issuable upon the exercise of certain warrants. Mr. Dresner is a director of BioTime.

(4) All of the shares may be acquired and sold by the selling shareholder upon the exercise of certain warrants.


(5) Voting and investment decisions regarding investment securities held by Grand Slam Capital Partners are made by Mitchell Sacks on behalf of its general partner.



(6) Includes 674,460 common shares owned by Greenbelt Corp., 90,750 common shares owned by Greenway Partners, L.P., 1,888,709 common shares owned solely by Alfred D. Kingsley, 310,769 common shares issuable upon the exercise of certain warrants owned solely by Mr. Kingsley, and 10,895 common shares owned solely by Gary K. Duberstein. Alfred D. Kingsley and Gary K. Duberstein control Greenbelt Corp. and may be deemed to beneficially own the shares that Greenbelt Corp. owns. Greenhouse Partners, L.P. is the general partner of Greenway Partners, L.P., and Mr. Kingsley and Mr. Duberstein control Greenhouse Partners, L.P. Greenhouse Partners, L.P., Mr. Kingsley, and Mr. Duberstein may be deemed to beneficially own the shares that Greenway Partners, L.P. owns. Mr. Duberstein disclaims beneficial ownership of the shares and warrants owned solely by Mr. Kingsley, and Mr. Kingsley disclaims beneficial ownership of the shares owned solely by Mr. Duberstein.



(7) Includes 674,460 shares owned by Greenbelt Corp., 989,285 shares owned solely by Alfred Kingsley, and 310,769 shares that may be acquired by Alfred Kingsley upon the exercise of certain warrants.



(8) Includes 46,666 common shares issuable upon the exercise of stock options that are currently exercisable or become exercisable within 60 days. Dr. Nickel is a director of BioTime.



        In connection with the issue of the warrants, we agreed to register the warrants and underlying common shares for sale under the Securities Act of 1933, as amended. We will bear the expenses of registration, other than any underwriting discounts or commissions payable to broker-dealers that may be incurred by the selling shareholders in connection with a sale of the warrants or shares. We are not obligated to file more than two such registration statements, other than registration statements on Form S-3. The selling shareholders also are entitled to include warrants and shares in any registration statement that we may file to register other securities for sale under the Act.



        During April 1998, we entered into a financial advisory services agreement with Greenbelt Corp. The agreement provided for an initial payment of $90,000 followed by an advisory fee of $15,000 per month paid quarterly. We agreed to reimburse Greenbelt Corp. for all reasonable out-of-pocket expenses incurred in connection with its engagement as financial advisor, and to indemnify Greenbelt Corp. and its officers, affiliates, employees, agents, assignees, and controlling person from any liabilities arising out of or in connection with actions taken on our behalf under the agreement. The agreement was renewed twice for the twelve months ending March 31, 2001 and March 31, 2002, but instead of cash compensation Greenbelt Corp. has received 70,000 common shares. We agreed to register those shares for sale under the Act, and those shares are covered by this prospectus. We have also agreed to permit Alfred D. Kingsley to include in this registration an additional 900,000 common shares that he acquired from certain BioTime officers and directors, Paul Segall, Hal Sternberg, and Harold Waitz, who sold their shares to Mr. Kingsley at various times between December 8, 2000 and July 3, 2002 to reduce margin account indebtedness.



                           DESCRIPTION OF THE WARRANTS

        The following is a brief summary of the terms of the warrants. This summary is not intended as a complete description of the warrants and is qualified by the terms of the warrants. Each warrant holder and each prospective purchaser of a warrant should read the entire applicable warrant.

WARRANTS ISSUED TO ALFRED D. KINGSLEY


        Alfred D. Kingsley holds two warrants, one of which entitles him to purchase 50,000 common shares and one of which entitles him to purchase 30,000 common shares. The terms of these two warrants are the same, except for the number of shares, exercise prices and expiration dates. These warrants were issued in connection with lines of credit extended by Mr. Kingsley and are referred to below as the "Line of Credit Warrants."


        Exercise Price. The exercise prices of the Line of Credit Warrants are $8.31 per share and $4.00 per share, respectively.

        Adjustments. The exercise price and the number and kind of shares which may be purchased upon the exercise of the Line of Credit Warrants are subject to adjustment to prevent dilution in the event of a stock split, combination, stock dividend, reclassification of shares, sale of assets, merger, or similar transaction.


        How to Exercise the Line of Credit Warrants. The Line of Credit Warrants may be exercised in whole or in part by presentation of the warrant certificate with the purchase form duly executed and simultaneous payment of the exercise price. The Line of Credit Warrant holder's signature must be guaranteed by a bank or trust company or a broker or dealer which is a member of the National Association of Securities Dealers, Inc. Payment must be made at the principal office of BioTime (or if a warrant agent is appointed, at the principal office of the warrant agent). Payment of the exercise price may be made in cash or by certified or bank cashier's check.


        If a Line of Credit Warrant is exercised for less than all of the shares purchasable on such exercise at any time prior to the date of expiration of the Line of Credit Warrant, a new certificate evidencing the unexercised portion of the Line of Credit Warrant will be issued.

        Expiration Dates. One Line of Credit Warrant will expire at 5:00 p.m., New York time, on March 26, 2006, and one Line of Credit Warrant will expire at 5:00 p.m., New York time, on March 27, 2007. A Line of Credit Warrant may not be exercised after its applicable expiration date.

WARRANTS ISSUED TO DEBENTURE HOLDERS

        During August 2001, BioTime issued $3,350,000 in principal amount of debentures. Purchasers of the debentures received warrants entitling them to purchase an aggregate of 515,385 BioTime common shares. These warrants are referred to below as the "Debenture Warrants."

        Exercise Price. The exercise price of the Debenture Warrants is $6.50 per share.

        Adjustments. The exercise price and the number and kind of shares which may be purchased upon the exercise of the Debenture Warrants are subject to adjustment to prevent dilution in the event of a stock split, combination, stock dividend, reclassification of shares, sale of assets, merger, or similar transaction.

        How to Exercise the Debenture Warrants. The Debenture Warrants may be exercised in whole or in part by presentation of the warrant certificate with the purchase form duly executed and simultaneous payment of the exercise price. The warrant holder's signature must be guaranteed by a bank or trust company or a broker or dealer which is a member of the National Association of Securities Dealers, Inc. Payment must be made at the principal office of BioTime (or if a warrant agent is appointed, at the principal office of the warrant agent). Payment of the exercise price may be made in cash or by certified or bank cashier's check. Holders of the debentures may pay the exercise price by delivery of debentures in the amount of the exercise price.

        If a Debenture Warrant is exercised for less than all of the shares purchasable on such exercise at any time prior to the date of expiration of the Debenture Warrant, a new certificate evidencing the unexercised portion of the Debenture Warrant will be issued.

        Expiration Date. The Debenture Warrants will expire at 5:00 p.m., New York time, on August 1, 2004 and may not be exercised after that date.

        Right to Redeem. The Debenture Warrants may be redeemed by BioTime, at its election, at any time after June 30, 2002 if (a) a registration statement that includes the Debenture Warrants and the underlying common shares is then effective under the Securities Act of 1933, as amended, and (b) the closing price of the common shares on a national securities exchange or the Nasdaq Stock Market National Market System, or the average bid price as quoted in the Nasdaq Stock Market if the common shares are not listed on a national securities exchange, equals or exceeds 150% of the exercise price for any 15 consecutive trading days. If BioTime desires to redeem the Debenture Warrants it must give the Debenture Warrant holders notice of redemption by first class mail. Notice will be sent to the Debenture Warrant holder's address appearing in the records of BioTime or the warrant agent, if any. The notice shall be sent not less than 45 days prior to the date fixed by BioTime for redemption (the "Redemption Date"). The redemption notice will state (i) the date of redemption, (ii) the redemption price, (iii) the place or places at which the redemption price will be paid upon presentation and surrender of the Debenture Warrants, and (iv) the name and address of the warrant agent, if any, and the name and address of any bank or trust company appointed by BioTime to receive and disburse the redemption price.

        The Redemption Date will abate, and the notice of redemption will be of no effect, if the closing price or average bid price of the common shares does not equal or exceed 120% of the exercise price on the Redemption Date and each of the five trading days immediately preceding the Redemption Date, but BioTime will have the right to redeem the Debenture Warrants at a future date if the conditions for redemption described above are subsequently met and a new notice setting a new Redemption Date is sent to Debenture Warrant holders.

        From and after the Redemption Date, the Debenture Warrants will no longer be exercisable and the holders of the Debenture Warrants will receive payment of the redemption price of one cent ($0.01) per share upon presentation and surrender of the Debenture Warrants.

LADENBURG THALMANN WARRANT


        During August 2002, BioTime issued to Ladenburg Thalmann & Co. Inc., a registered broker-dealer, a warrant to purchase 129,695 common shares as compensation for serving as our agent in connection with a private placement of common shares. This warrant is referred to as the Ladenburg Thalmann Warrant


        Exercise Price. The exercise prices of the Ladenburg Thalmann Warrant is $1.34 per share.

        Adjustment. The exercise price and the number and kind of shares which may be purchased upon the exercise of the Ladenburg Thalmann Warrant are subject to adjustment to prevent dilution in the event of a stock split, combination, stock dividend, reclassification of shares, sale of assets, merger, or similar transaction.


        How to Exercise the Warrant. The Ladenburg Thalmann Warrant may be exercised in whole or in part by presentation of the warrant with the purchase form duly executed and simultaneous payment of the exercise price. Payment must be made at the principal office of BioTime (or if a warrant agent is appointed, at the principal office of the warrant agent). Payment of the exercise price may be made in cash or by certified or bank cashier's check.

        If a warrant is exercised for less than all of the shares purchasable on such exercise at any time prior to the date of expiration of the warrant, a new certificate evidencing the unexercised portion of the warrant will be issued.


        Expiration Date. The Ladenburg Thalmann Warrant will expire at 5:00 p.m., New York time, on August 11, 2007 and may not be exercised after that date.

        Restrictions on Transfer. The Ladenburg Thalmann Warrant is not transferable or assignable except (i) to Ladenburg Thalmann & Co. Inc., any successor firm or corporation of Ladenburg Thalmann & Co. Inc. (ii) to any of the officers or employees of Ladenburg Thalmann & Co. Inc. or of any such successor firm or (iii) in the case of an individual, pursuant to such individual's last will and testament or the laws of descent and distribution.

TRANSFER PROCEDURES APPLICABLE TO ALL OF THE WARRANTS

        The warrants shall be transferable only on the warrant register maintained by BioTime or a duly appointed warrant agent. Warrants to be transferred must be delivered to BioTime (or the warrant agent if one has been appointed by BioTime), duly endorsed by the holder or by his duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment or authority to transfer, which endorsement shall be guaranteed by a bank or trust company or a broker or dealer which is a member of the National Association of Securities Dealers, Inc. In all cases of transfer by an attorney, the original power of attorney, duly approved, or a copy thereof, duly certified, shall be deposited and remain with BioTime (or the warrant agent, if appointed). In case of transfer by executors, administrators, guardians or other legal representatives, duly authenticated evidence of their authority shall be produced, and may be required to be deposited and remain with BioTime (or the warrant agent, if appointed) in its discretion. Upon any registration of transfer, BioTime will execute and deliver (or if appointed, the warrant agent shall countersign and deliver) a new warrant or warrants to the persons entitled to receive them.

                              PLAN OF DISTRIBUTION

        The selling shareholders have advised us that they plan to sell their shares from time to time on the AMEX at prevailing market prices, or at prices related to the prevailing market price, or in privately negotiated transactions. The warrant holders have advised us that they may sell shares in conjunction with the exercise of the warrants or they may hold their shares for investment purposes and then sell the shares at a later date.


        The Ladenburg Thalmann Warrant is subject to restrictions on transfer. See "Description of the Warrants--Ladenburg Thalmann Warrant." Ladenburg Thalmann & Co. Inc. may transfer its warrant, in whole or in part, to one or more of its employees, as permitted by the Ladenburg Thalmann Warrant. The other warrant holders may sell their warrants from time to time in negotiated transactions at negotiated prices or, if a market for the warrants develops, at prevailing market prices. No public market for the warrants presently exists and there is no assurance that a public market will develop, or if a public market develops, that it will be sustained.



        BioTime has agreed to apply to list the warrants, other than the Ladenburg Thalmann warrant, on the AMEX at the request of any holder of those warrants if the AMEX listing requirements are met. As of the date of this prospectus, the AMEX listing requirements applicable to the warrants have not been met. The AMEX rules presently provide that the AMEX will not list warrants unless there are at least 200,000 warrants publicly held by not less than 100 public warrant holders.



        The selling shareholders and warrant holders will bear all broker-dealer commissions payable in connection with the sale of their shares and warrants. Broker-dealers who acquire shares or warrants from the selling shareholders or warrant holders as principals may resell the shares from time to time in transactions on the AMEX, or may resell the shares or warrants in negotiated transactions at prevailing market prices or at negotiated prices, and may receive usual and customary commissions from the purchasers of the shares or warrants


        The selling shareholders and warrant holders have advised us that during the time that they may be engaged in a distribution of their shares and warrants they will (a) not engage in any stabilization activity in connection with BioTime securities, (b) cause to be furnished to each broker through whom their shares or warrants may be offered the number of copies of this prospectus required by the broker, and (c) not bid for or purchase any BioTime securities or rights to acquire BioTime securities, or attempt to induce any person do so, other than as permitted under the Securities Exchange Act of 1934, as amended. The selling shareholders and warrant holders and any broker-dealers who participate in the sale of their shares and warrants may be deemed to be "underwriters" as defined in the Act. Any commissions paid or any discounts or concessions allowed to any broker-dealers in connection with the sale of the shares and warrants, and any profits received on the resale of any shares and warrants purchased by broker-dealers as principals, may be deemed to be underwriting discounts and commissions under the Act.

                                  LEGAL MATTERS

        The validity of the rights, common shares, and warrants will be passed upon for BioTime by Lippenberger, Thompson, Welch, Soroko & Gilbert LLP, San Francisco and Corte Madera, California.

                                     EXPERTS

        The financial statements incorporated in this prospectus by reference from BioTime's Annual Report on Form 10-K/A-1 for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which expresses an unqualified opinion and includes an explanatory paragraph related to the development stage of BioTime's operations), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE



        BioTime's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2001, Quarterly Reports on Form 10-Q, as amended, for the periods ended March 31, 2002 and June 30, 2002, Current Report on Form 8-K filed on July 11, 2002, and all other reports filed by BioTime pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by such Form 10-K and prior to the termination of the offering covered by this prospectus are hereby incorporated into this prospectus by reference. A description of the common shares contained in a Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended, is also incorporated into this prospectus by reference. BioTime will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference but not delivered with this prospectus. Such requests may be addressed to the Secretary of BioTime at 935 Pardee Street, Berkeley, California 94710;
Telephone: (510) 845-9535.


        BioTime is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files quarterly, annual, and current reports and proxy statements and other information with the Securities and Exchange Commission. The public may read and copy any materials BioTime files with Securities and Exchange Commission at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

        The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov.

                             ADDITIONAL INFORMATION


        BioTime has filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. a registration statement on Form S-3 under the Securities Act of 1933, as amended, for the registration of the securities offered hereby. This prospectus, which is part of the registration statement, does not contain all of the information contained in the registration statement. For further information with respect to BioTime and the securities offered hereby, reference is made to the registration statement, including the exhibits thereto, which may be inspected, without charge, at the Office of the Securities and Exchange Commission, or copies of which may be obtained from the Commission in Washington, D.C. upon payment of the requisite fees. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement, and each such statement is qualified in all respects by reference to the exhibit.

================================================================================

No dealer, salesperson or other person has been authorized in connection with this offering to give any information or to make any representations other than those contained in this Prospectus. This Prospectus does not constitute an offer or a solicitation in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the circumstances of BioTime or the facts herein set forth since the date hereof.


                                TABLE OF CONTENTS



The Company..................................................................3
Risk Factors.................................................................6
Use of Proceeds.............................................................12
Selling Shareholders and Warrant Holders....................................12
Description of the Warrants.................................................14
Plan of Distribution........................................................18
Legal Matters...............................................................19
Experts.....................................................................19
Incorporation of Certain Information
   by Reference.............................................................19
Additional Information......................................................20



                                  BIOTIME, INC.


                             4,152,323 Common Shares
                                725,078 Warrants




                                  -------------

                                   PROSPECTUS

                                  -------------


                                October 18, 2002



================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The estimated expenses of the Registrant in connection with the issuance and distribution of the securities being registered hereby are as follows:


        Registration Fee-Securities and Exchange Commission           $   354.23
        Accounting Fees                                                26,000.00
                                                                      ----------
        Legal Fees                                                     12,000.00
                                                                      ----------
        Miscellaneous Expenses                                          1,000.00
                                                                      ----------
              Total                                                   $39,354.23
                                                                      ==========





Item 15. Indemnification of Directors and Officers.

        Section 317 of the California Corporations Code permits indemnification of directors, officers, employees and other agents of corporations under certain conditions and subject to certain limitations. In addition, Section 204(a)(10) of the California Corporations Code permits a corporation to provide, in its articles of incorporation, that directors shall not have liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty, subject to certain prescribed exceptions. Article Four of the Articles of Incorporation of the Registrant contains provisions for the indemnification of directors, officers, employees and other agents within the limitations permitted by Section 317 and for the limitation on the personal liability of directors permitted by Section 204(b)(10), subject to the exceptions required thereby.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.



Exhibit
Numbers         Description
-------         -----------
4.1             Form of Warrant*

5.1             Opinion of Counsel+

23.1            Consent of Deloitte & Touche LLP**


* Incorporated by reference to BioTime's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2002.


+Previously filed.


** Filed herewith.


ITEM 17. UNDERTAKINGS.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.


        The undersigned registrant hereby undertakes:


        (1)To file during any period in which offers or sales are made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate represent a fundamental change in the information set forth in the registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1922, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned undertakes that:

        (1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.


        (2) For the purposes of determining any liability under the Securities Act of 1933, each post- effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berkeley, State of California on October 17, 2002.



                                       BIOTIME, INC.


                                       By /s/ Paul Segall
                                          -------------------------------------
                                          Paul Segall, Chief Executive Officer


        Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



         Signature                                        Title                                  Date
         ---------                                        -----                                  ----
/s/ Paul Segall                          Chief Executive Officer and                       October 17, 2002
-------------------------------          Director (Principal Executive Officer)
PAUL SEGALL


/s/ Harold Waitz                         Vice President and Director                       October 17, 2002
-------------------------------
HAROLD WAITZ


/s/ Hal Sternberg                        Vice President and Director                       October 17, 2002
-------------------------------
HAL STERNBERG


/s/ Steven Seinberg                      Chief Financial Officer                           October 17, 2002
-------------------------------          (Principal Financial and
STEVEN SEINBERG                          Accounting Officer)


/s/ Judith Segall                        Secretary and Director                            October 17, 2002
-------------------------------
JUDITH SEGALL


-------------------------------          Director                                          _______ __, 2002
JEFFREY B. NICKEL


-------------------------------          Director                                          _______ __, 2002
MILTON H. DRESNER


-------------------------------          Director                                          _______ __, 2002
KATHERINE GORDON

                                  EXHIBIT INDEX


Exhibit
Numbers         Description
--------        -----------
4.1             Form of Warrant*

5.1             Opinion of Counsel+

23.1            Consent of Deloitte & Touche LLP**



* Incorporated by reference to BioTime's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission August 14, 2002.


+ Previously filed.


** Filed herewith.




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